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                                                              Exhibit 99.2

                                 GROUND ROUND
                               RESTAURANTS, INC.

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    35 Braintree Hill Office Park                        TEL (617) 380-3100
    P.O. Box 9078  -   Braintree, MA  02184-9078         FAX (617) 380-3207


FOR IMMEDIATE RELEASE

Contacts:  Stephen Kiel                                  Peter Dobrow
--------   Ground Round              -or-                Creamer Dickson Basford
           (617) 380-3115                                (212) 887-8145

                       SALE OF NINE GROUND ROUND SITES
                            TO LONE STAR COMPLETED


     BRAINTREE, Mass., Oct. 15, 1996 - Ground Round Restaurants, Inc. (Nasdaq:GRXR) announced that the company has completed the sale of nine units to Lone Star Steakhouse and Saloon, Inc. (Nasdaq: STAR). The sale is part of an agreement initially announced on July 1 to sell up to 16 Ground Round sites for up to $16 million, and was based upon satisfaction of certain conditions to be met.

     The nine units are located in the Northeast and Midwest, and transfer of ownership is effective immediately. The sale of additional restaurants, as agreed, is expected to be fully completed by the end of November.

     "The sale of these stores will give us the funds to reduce debt by approximately eight million dollars, and provide resources for additional investment and future growth," said Daniel R. Scoggin, Chairman of the Board, Chief Executive Officer and President of The Ground Round. "The transaction is a component of our turnaround process to return The Ground Round to a casual-dining industry leader."

     The company also announced that a subsidiary of U.S. Industries, Inc. exercised its right to have the company register 3,632,100 shares of the company's common stock (approximately 25 percent of the shares outstanding) for sale.

     Ground Round Restaurants, Inc. operates 133 company and franchise 46 family-oriented, full-service, casual dining restaurants in the Northeast, Mid-Atlantic and Midwest regions of the United States.


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October 15, 1996